Exhibit 4(b)


         AMENDMENT NO. 1 TO THE 1989 NON-QUALIFIED STOCK OPTION PLAN


     The 1989 Non-Qualified Stock Option Plan is hereby amended to increase the number of shares authorized by 8,000,000 shares, making the total number of authorized shares 10,000,000, and the expiration date is changed to December 31, 2010, as of this 2nd day of November, 1997.


                                    BUTLER NATIONAL CORPORATION

                                    By:/S/Clark D. Stewart
                                    President and Chief Financial Officer